EXHIBIT 99.2


                               WOODHEAD INDUSTRIES

                          MODERATOR: PHILIPPE LEMAITRE
                                NOVEMBER 14, 2003
                                  10:00 A.M. CT

Operator: Good morning, and welcome to the Woodhead Industries 2003 Fiscal
         Fourth Quarter and Year End conference call.

         Before we begin, let me remind today's audience that comments made during the conference being held today, November 14, 2003, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies, such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

         Let me now introduce our host for today's call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, sir.

Philippe Lemaitre: Thank you, and good morning, everyone. We appreciate that you are joining us today to discuss our performance and financial results for the 2003 fourth quarter and fiscal year. With me today is Bob Fisher, Vice President Finance and Chief Financial Officer. Joe Nogal, our Vice President


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         and Treasurer/Controller, is also with us today and is available to respond to your questions at the end of the call.

         I will begin today's call with a summary of our 2003 fiscal financial performance and a review of new product developments and strategic initiatives accomplished during the year. Bob will then take you through the numbers in greater details and review our results by business segments. Finally, I will return and describe some of the initiatives and objectives we will be focused on in 2004, the economic and industrial conditions under which we are currently operating, and provide a financial forecast for fiscal 2004. And, as usual, we will conclude by taking your questions.

         Fourth quarter sales were $44.3 million, up 2.1% compared to the same quarter last year. Similar to last quarter, foreign exchange rate changes increased our sales. Income from operations for the quarter was $2.3 million and net income was $838,000 or 7 cents per share, all of which were strong improvements over the fourth quarter last year.

         For the full year, we recorded total sales of $179 million, up 5.2% from fiscal 2002. Net income was $6.6 million or 3.7% of sales. This was the equivalent to 55 cents per share on a per share basis.

         Our results were in line with our expectations, and while we are not fully satisfied with our financial performance, we were able to continue the change program we began just over two years ago.

         Fulfilling our commitment to our long-term strategic plan, during the year we took several steps toward realigning our electrical business. In our first quarter of the fiscal year we sold the AKAPP subsidiary. We are also on track with the migration of the Aero-Motive subsidiary,
         (AMCO), and its products from Kalamazoo, Michigan to our facility in Juarez, Mexico. In addition, we were pleased to successfully complete the sale of the AMCO workstation product line during the fourth quarter and we expect to sell another non-strategic AMCO product line in the first quarter of fiscal 2004.

         This year, we also continued to rationalize and migrate other manufacturing operations. We finished the move of product out of Northbrook, Illinois, increased the migration of product out of Franklin, Massachusetts and increased the amount of product manufactured in China.

         We also increased our engineering investment, which resulted in the introduction of many excellent new products. During fiscal 2003 we introduced 20 new major products compared to about 10 last year. We also formed some promising new alliances with 3M, ITT/Cannon and Nimble Microsystems.

         One of these agreements gave us the right to a very advanced single board computer engine that has the potential as the platform for an industrial or harsh commercial handheld full computer that could be used to gather remote information or to perform diagnostic and control functions without recharging during a complete eight hour shift. If successful in test marketing, we will make this a global product for sale through our existing channels and develop further applications for the technology.

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         The agreement with 3M will enable us to independently manufacture and sell the Optical Gateway Interface Multi-fiber Connection System developed by 3M. Although the adoption of this technology has been slow, we expect interest to pick up in 2004 as the telecommunication industry recovers. Key customers for this product are companies like CISCO, Lucent and IBM.

         Overall, I can say that we made progress in our ongoing efforts to improve the company in a weak economy while preparing to resume growth.

         We were also pleased to announce an 11% increase in our quarterly dividend from 9 cents to 10 cents and be able to continue to pay a high yield. This increase will enable shareholders to take advantage of the new tax laws while allowing the company to maintain a strong cash position for future expansion opportunities, both internally and/or through acquisitions. The board will continue to evaluate our dividend policy and maintain a dividend rate that is a meaningful component of total shareholder return.

         I will now turn the call over to Bob Fisher, who will review our financial performance in greater detail - Bob.

Bob Fisher: Thank you, Philippe. As Philippe noted, our numbers for the quarter were in line with our expectations as we continued to focus on factors we control. In the consolidated fourth quarter revenue was $44.3 million or a 2.1% improvement over last year's sales of $43.4 million. Changes in foreign exchange rates increased revenue by $2.2 million and the sale of the AKAPP operation in the first quarter reduced revenue by $1.6 million compared to


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         last year. Income from operations for the quarter was $2.3 million and net income was $838,000 or 1.9% of sales. This compares to income from operations of $2 million and net income from $731,000 last year. Earnings per share were 7 cents in the current year compared to 6 cents in 2002.

         Connectivity segment sales were $32.1 million, up 12.9% over 2002. About half of the increase was due to exchange rate changes. Income from operations was $1.9 million, up from $81,000 last year. This substantial increase was mainly due to increased volume and lower obsolescence cost year over year.

         Electrical segment revenue was $12.2 million, down 18.3% compared to last year. Half of this decline was due to the loss of AKAPP revenue, which was sold in the first quarter of the fiscal year. Income from operations for this segment was $1.3 million, down from $2 million last year, primarily because this year's operating expenses included $900,000 for the AMCO restructuring and relocation.

         Total gross margin in the fourth quarter was 37.9%, a significant improvement compared to 33.4% last year. This is the highest margin we have produced since Q2 2002, and the increase was primarily due to the continuing migration of products to Mexico, efforts to improve efficiencies in all locations, and the lower obsolescence costs. As gross margin approaches 40%, it is a positive sign for us that the company is beginning to see signs of more normal economic conditions and demonstrates the profit leverage available as revenue increases.

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         Operating expenses in the quarter were up $1.5 million. These expenses were up $1.6 million due to changes in exchange rates in the AMCO restructuring. Also included in 2003 was the favorable impact from the changes in the retiree medical benefits, which lowered expenses by $736,000 in the quarter.

         Backlog increased during the quarter by $700,000 and finished the year at $16 million, up 11.9% from a year ago. This trend is consistent with the improvement in the economic environment exhibited in various indices reported in September and again into October.

         Similar to last quarter, there were a number of significant items that affected earnings.

                  * One was the restructuring costs associated with the AMCO migration, and that was $900,000 or five cents per share.

                  * Two were the changes in exchange rates, also negatively affecting profits by $400,000 or 2 cents per share.

                  * Also, our tax rate was abnormally high in the quarter at 59%. In the fourth quarter the lower level of profitability, which is typical for the summer quarter, combined with certain items not deductible in Europe, resulted in a higher than normal tax rate. This adversely impacted earnings by $400,000 or 3 cents per share. The tax rate for the full year was a more normal 36.7%, and we expect the rate to be in the 37 to 40% range for the full year of 2004.

         Offsetting these negative items were the sale of AMCO's workstation product line, which generated a gain of $800,000 or 6 cents per share, and the pick


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         up from the change in the retiree medical plan, which was worth 4 cents per share.

         Our US performance mirrored the overall weak US manufacturing climate and was flat year over year. However, internationally we continued to see strong results, with 41% of our revenue coming from international markets this quarter. We specifically saw good growth in the U.K., Germany, Italy and Japan.

         Now I'll recap the full year results.

         Fiscal 2003 consolidated revenues were $179 million, up 5.2% compared to 2002, mostly due to foreign exchange rate changes, as we've highlighted each quarter, and also net of $5.3 million reduction due to the AKAPP sale. Again, like the fourth quarter, US revenue was basically flat year over year, and increases in Europe accounted for the offset of the AKAPP sale. 2003 income from operations totaled $9.2 million and net income for the year was $6.6 million, equivalent to 3.6% of sales. All of those results compared favorably to 2002 results. On an earnings per share basis, we made 55 cents in 2003, up significantly compared to 22 cents last year.

         As I mentioned earlier when discussing Q4 results and in prior quarterly earnings announcements and conference calls, this year's results contain an unusually high number of extraordinary items.

         On the positive side,



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                  *        The impact of foreign exchange changes, which for the
                           full year were favorable by $2.7 million or 18 cents per share.

                  * The sale of AKAPP generated $700,000 or 6 cents per share.

                  * The sale of AMCO's workstation product line again was $800,000 or generated 6 cents per share.

                  * And the change in the retiree medical benefits on a full year basis this year was worth $1.5 million or 8 cents per share.

         On the negative side, we had

                  * The cost of migrating the AMCO operation, $1.2 million or 11 cents - I'm sorry, $2.1 million or 11 cents.

                  * And the unfavorable Mexican value-added tax, or VAT judgment, was $800,000 or 5 cents per share.

         Connectivity segment revenue was $126.3 million, up 12.6% from last year, and income from operations was $5.1 million versus $2.9 million in 2002. The revenue increase was driven by exchange rate changes and the strong performance in Europe. Income was up due to volume and margin improvement and lower obsolescence costs.

         Electrical segment revenue was $52.7 million, down 9.1% from a year ago, and income from operations was $4.8 million compared to $5.8 million last year. The revenue decline was attributable to the sale of AKAPP and the reduction in income was due to the restructuring costs associated with AMCO product migrations and was partially offset by the full year effect of product migrations from Northbrook, Illinois to Juarez, Mexico during 2002 and early 2003.

         For the full year 2003, international business accounted for 40% of our revenue; it was 38% in 2002.

         At year-end, cash flow on hand was $22.5 million after the repayment of $4.2 million of debt. This is an increase of $9.4 million from a year ago. And the increase was due to strong cash flow from operations, the sale of the AKAPP business, and the Aero-Motive product line.

         For the full year, cash flow from operations was $17.5 million, down from $24.5 million last year when we had an even more significant reduction in inventories. On inventories, through concerted efforts in all locations, we again improved our turns during the year, as you can calculate. I won't do the calculation for you since it's a non-GAAP number.

         Capital expenditures were kept at a minimum during the year. We spent only $4.5 million compared to depreciation and amortization of $11.1 million.

         Next year we expect cap ex to go up to about $9 million to $11 million as we invest in improving our IS-IT infrastructure and tooling for new products.

         Finally, our book value at yearend was $9.03 per share, up from $8.24 per share last year.

         I'll now turn the call back to Philippe.

Philippe Lemaitre:  Thank you, Bob.

         As I said earlier, during this past year we remained committed to our long-term strategy goals. As we move into 2004, we're excited about implementing new initiatives that, on top of the improvement we have made over the last three years in operational efficiencies, cost and inventory return, will position the company for profitable growth. Specifically, starting in the first quarter of 2004 we are aggressively investing in major programs to strengthen our sales and marketing efforts, and we expect these programs will enable us to increase our market share regardless of the economic environment.

         Some of the new initiatives include

                  * A branding rationalization to maximize the Woodhead name and strong individual product brands we have accumulated

                  * A new electronic catalog to facilitate relationships with our customers,

                  * Improved marketing tools and programs to increase customer awareness,

                  * More importantly, more "feet on the street" to increase our solution selling model to OEM and end users.

         For the full year 2004 we plan to increase our expenditures in marketing and sales by 25% or the equivalent of 25 cents per share, about $4.5 million to $5 million in total. While expensive, we believe that these changes in programs are imperative in order to capture the increased market share we have identified as a obtainable and grow the business.

         On the economic front, although there have been positive signs that the manufacturing sector is improving, for example the Institute of Supply Management Index reached 57 in October, the fourth consecutive month above 50 and its high level since June 2002, we continue to be cautious in planning short-term revenue as customers are still not yet fully committing to large-scale projects.

         In summary, we currently expect first quarter 2004 revenue to be 3 to 5% higher than last year first quarter. We expect first half earnings, including the increased sales and marketing investments, continued restructuring expenses and the sales of the second AMCO product line to be in the range of 20 to 24 cents per share. The second half of the fiscal year should produce earnings of approximately 40 cents per share, as our new programs and initiatives gain traction and drive revenue increases. Overall, we anticipate full year 2004 revenue should be 10 to 13% higher than in 2003.

         Operator, we are now ready to take questions.

Operator: Thank you, Mr. Lemaitre. Today's question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We'll pause for just one moment.

         Our first question comes from John Franzreb with Sidoti & Company.

John Franzreb: Good morning, gentlemen.

Philippe Lemaitre:  Hi, John.

John Franzreb: In the press release you refer to continued restructuring expenses as it impacts in the fiscal '04 outlook. I'm assuming excluding the costs and sales in marketing, which I think you mentioned on the prior sentence, what other further restructuring expenses do you expect to incur? What's the total on that? And when do you expect to incur them?

Bob Fisher: Most of it's related to the continuing migration and movement of the AMCO operation. And mostly it'll be in the first half of the year. For the year, we expect restructuring costs to be about $2.8 million to $3 million.

John Franzreb:  $2.8 to $3 million?

Bob Fisher:  Right.

John Franzreb:  And how much in product line do you still have to sell for AMCO?

Bob Fisher: We've announced we're looking to sell three of the product lines.
         So, we've sold one. We expect to close this quarter on a second one.

John Franzreb: And what's the book value of the remaining product lines you have?

Bob Fisher: I don't have that number.

Joseph Nogal: It's pretty minimal. It's a couple, $300,000.

John Franzreb: OK. So, do you expect to be reporting a sizable one-time gain, or are we done with the sizable chunks at this point?

Joseph Nogal:  We really can't talk about it until it's done.

John Franzreb:  For modeling purposes, I'm kind of backing into here.

Bob Fisher:  We expect to gain.  We just can't say how much.

John Franzreb: OK. Your first quarter revenue growth is - expectations are 3 to 5%, but for the full year you're looking at 10 to 13%. How much of that revenue growth is back ended, and to what extent? Are we looking at a gradual ramp and a significantly higher fourth quarter? Or can you kind of take talk about revenue expectations?

Philippe Lemaitre:  It's fairly balanced between three and fourth.

John Franzreb: Balanced. OK. The marketing program, you said more feet on the street. Of that $4.5 million to $5 million, how much of it are you allocating to adding to your sales?

Philippe Lemaitre: I don't have the number exactly with me, but we are going to about double our number of feet on the street.

John Franzreb: What's the current number?

Philippe Lemaitre: We don't release that.

John Franzreb: OK. Is it a geographic, or are you looking for a market - end market kind of filling going on here?

Philippe Lemaitre: Both. It's end market selling because we are going more and more direct to some of our OEM customers. So, certainly that's the case in America. We're also going to increase our selling presence in China and Japan, and Asia in general.

John Franzreb: OK. So, Philippe, from my understanding here, of this lump sum increase how much of this is going to maintain as part of SG&A in '05 and how much will evaporate? I can imagine the one-time improvement in your electronic catalogue will go away next year. But how much is a continuing expense going forward?

Bob Fisher:  A good chunk of it is continuing expense going forward.

Philippe Lemaitre:  A third is probably going to go away in 2005.

John Franzreb: OK. One last question on the gross margin. Do you - given some of the costs you've taken out of the business, do you have a target gross margin you think you can hit in fiscal '04? And how much wider do you think you can improve it going into maybe '05 on a more normalized operating environment?

Bob Fisher: We see it going - getting one to two points better, getting better during the year. And so, the full year '05 will be better than '04.

Philippe Lemaitre: And, you know, on the normal steady state basis about 40% is where we want to be.

John Franzreb: OK. Great. Thanks a lot, guys.

Philippe Lemaitre: Thank you, John.

Operator: Our next question comes from Richard Friary with Delphi Management.

Richard Friary: Yes. I missed part of the call earlier. I think you discussed a couple of new product lines that you have. And I'm wondering if you can just repeat that for me.

Philippe Lemaitre: We developed quite a few products this year, as I said about
         20 new products compared to about half last year. But, as you know, we put a lot of investment in engineering during the year. A couple of the product lines that are very important to us going forward is we developed what we call a Brad Power(TM) family, which is equivalent to our Brad Harrison(R) connector concept and active system. But it's in the electrical side, meaning that it's used to distribute electricity rather than distribute controls to the machine and to the equipment in the factory. We believe that, over time, this set of products have the potential of reaching the same sort of volume as Brad Harrison(R) on a worldwide basis.

         The second type of product that we have investigated successfully this year is this computer, which is basically a handheld ruggedized full computer that has some very unique characteristic. Obviously, the utilization is one, but it also can be used eight hours nonstop, which is a full shift, which today no computer in the world are able to do. It has some other characteristic, more or less, and so on. But, to us, this is a very good complement in a high value added type products for our product lines in the coming future. So, we hope that it will be well received by the market.

Richard Friary: Right. Do you think you'll be selling these to existing customers, or do you have some new customers who ...

Philippe Lemaitre: I think actually both. Existing customers there are some interesting application for that, but we have also seen some very good application in the harsh commercial environment rather than the factory environment. And we have a lot of inquiries at this time about opportunities like that.

Richard Friary: All right. Thank you very much.

Operator: And as a reminder, if you do have a question, please press star one.

         Our next question comes from Alexander Paris with Barrington & Associates.

Alexander Paris: Good morning.

Philippe Lemaitre:  Good morning, Alex.

Alexander Paris: Unfortunately, I was cut off for about 15 minutes, so I might ask you a couple questions that you've already answered.

Philippe Lemaitre:  Sure.

Alexander Paris: The restructuring cost of $910,000 in the quarter that's going to continue again in the December quarter?

Bob Fisher:  Yes, December and the second quarter of fiscal 2004.

Alexander Paris: At roughly the same rate?

Bob Fisher:  Yes, a little bit more.

Alexander Paris: OK. And I heard just as I got back on the phone this investment in sales and marketing was $4 million to $5 million.

Philippe Lemaitre:  Yes, between $4.5 million and $5 million.

Alexander Paris: And that will all be in, I think you said, spread evenly over the year?

Philippe Lemaitre: More or less. It's probably a little here at the beginning than at the end, but it will be spread.

Alexander Paris: And that cost would also be run through the income statement and separated out like you did the restructuring cost?

Bob Fisher: No, it'll just be part of normal operating expenses. It'll show up in the income statement just in sales and marketing.

Alexander Paris: OK. So, the only think you'll break out, then, is this restructuring cost.

Bob Fisher:  Correct.

Alexander Paris: All right. And then your earnings guidance for the first half of 20 to 24 cents and 40 cents, that is after these charges for sales and marketing investment and also ...

Philippe Lemaitre:  Yes.

Alexander Paris: OK. And also after the restructuring, or is that ...

Bob Fisher:  Yes.

Philippe Lemaitre:  Yes.

Alexander Paris:  ... less the restructuring?

Bob Fisher:  No, it's after the restructuring.

Alexander Paris: OK. So, if it's 20 to 24 cents, if there's 900 to 1,000 or so a quarter that would be on top of that?

Bob Fisher:  Correct.

Alexander Paris:  But this is what you actually would report by your estimate?

Bob Fisher:  Yes.

Philippe Lemaitre:  Right.

Alexander Paris: And the changes in medical benefits, where did that go through?
         Just the SG&A?

Bob Fisher:  Yes.

Alexander Paris: OK. And the other income of expenses of $291,000, was that mostly currency?

Joe Nogal: No. The bulk of that was the gain on the sale of the Aero-Motive product line that occurred in the fourth quarter, and then it was reduced by foreign exchange loss.

Alexander Paris:  OK.  So, that was a net expense, though, right?

Joe Nogal:  Yes.

Alexander Paris: OK. And it sounded like the gross margin you reported 37.9%.
         You said that was sustainable and could pick up one to two points in 2004?

Philippe Lemaitre:  Correct.

Bob Fisher: Let me clarify, the other income and expense is an income, not expense.

Alexander Paris: It is an income? OK.

Bob Fisher: Yes.

Alexander Paris: And the Aero-Motive sale that you expect in the December quarter, is that the piece or is there some more?

Philippe Lemaitre:  No, it's the last piece.

Alexander Paris:  It's the last piece?

Philippe Lemaitre:  Yes.

Alexander Paris: OK. Then shouldn't that be the end of these migration expenses, though? Couldn't you write them all off in that quarter since that whole divestiture is over with?

Bob Fisher: No, because we'll still be in the process of moving products physically out of Kalamazoo and shutting it down. You have to expense it over the entire period that you're doing the migration.

Alexander Paris: Just one more question. The sales increase particularly for the full year of 10 to 13%, where is that coming, first of all, for connectors versus the electrical? I'm assuming it's mostly in connector?

Philippe Lemaitre: Yes, it's mostly in the connectivity area.

Alexander Paris: And where would that generally be coming from, like the automotive, material handling or some new areas? Are they - will be project programs coming back in now?

Philippe Lemaitre: Yes. We are seeing some projects coming back in. We expect to see a little bit of acceleration towards the second half of the year of that. We expect a lot from the direct - the feet on the street we are putting, which will direct OEM contacts that we are developing. So, automotive, food/pharmaceutical are two areas that are developing for us.

         On the geographic basis, we expect a good comeback to get market share in North America. Europe is probably going to be growing, but a little less than North America. And we expect good growth in Asia as well.

Alexander Paris: OK. All right. I guess that's it. Thank you very much.

Philippe Lemaitre: Thank you, Alex.

Operator: Next from Huntleigh Securities is David Carter.

David Carter: Hi, Philippe.

Philippe Lemaitre: Hi, David.

David Carter: Getting back to the new products in that - can you give us some color? Are those products more customer driven or are those products that you guys thought up and thought there'd be a market for?

Philippe Lemaitre: I think that it depends. If you take things like the Brad
         Power(TM), this was partly customer-driven, partly new standard, and partly ourselves feeling that there would be a good market for that. If you take product like the computer I mentioned, I think there we saw an opportunity. We went with it. And about midcourse in the development, then we started to talk about the product to customers because we wanted to verify that this was kind of a fairly advanced product for a company like ours, and we wanted to verify that we were actually capable of doing something like that. So, there is a mix here.

David Carter: And then were R&D expenses any higher than normal this year with the result of these 20 new products that you're talking about? And going forward, where do we see that?

Bob Fisher: For this year they were up about 10%, and we expect them going up more than 10% next year.

David Carter: OK. Great. Thanks.

Philippe Lemaitre: Thanks, David.

Operator: And, once again, if you do have a question, please press star one. We have a follow-up question from John Franzreb.

John Franzreb: Just about the international revenues, you pointed out that it was 41% for the fourth quarter. Could you tell me what that compares to and where you're seeing relative strength and if you have a growth rate in certain areas, that'd be helpful too.

Philippe Lemaitre: Yes. Last year we were at 38%. This year we were at 40, 41. I think that over the long-term I see us moving to 50-50 or even more in the international than US, maybe 60-40 over three, four year's period. Now, this year revenue growth was definitely in Europe. And a country like Germany did well for us. Italy and U.K. were not bad either. And Japan was extremely good as well. We're starting to have very good penetration over there. As you know, we have been in Asia for about seven years, and the first six-and-a-half years were not great to report, but it's starting to turn around very nicely.

         For the coming year, as I mentioned previously, I see growth in North America definitely. I see also very good growth in Asia for us, both Japan, China, and, to a lesser extent, Southeast Asia. Europe - as you know, Europe is still in recession, and it will depend a little bit on when they follow the rebound of the US. So far, we are holding fairly well in Germany and Italy and U.K., but it's a little bit more uncertain for the first six months of the year.

John Franzreb: Philippe, how much of that revenue growth year over year was currency driven and how much of it is unit volume driven?

Bob Fisher: On a year over year basis, the currency fluctuations impacted us about $9 million.

Philippe Lemaitre:  Then it had ...

Bob Fisher: Yes. So, as I said, so basically - so we're up $9 million. The currency was $9 million and growth in the business offset the AKAPP of $5.3 million.

John Franzreb: So, your AKAPP was $5.3 million?

Bob Fisher: Which is what we lost due to the sale of it.

John Franzreb: Right.

Bob Fisher: And we recovered those dollars through growth in the other pieces of the business.

John Franzreb: OK. Thank you very much.

Philippe Lemaitre: Thank you.

Operator: Our next question comes from James Emerson from the Emerson Company.

James Emerson: Good morning, gentlemen. I am new to watching Woodhead, so some of these questions you may have covered in previous calls. But I am curious what your dividend philosophy is going forward. And if you feel uncomfortable talking about that, perhaps what cash flow looks like, which would be available for a dividend going forward given that you do seem to have increased goals for growth, which actually will clearly take some funds for that.

Philippe Lemaitre: Yes. If you look at the history of our company and if you look at the past two, three years, we come out of a three year's tough recession period with basically more cash and net debt than we had at the beginning of the recession period. So, we generate very good cash. This year our cash is at $22.5 million, and we paid out $4 million in debt.

         So, the philosophy of the board and of the company is to maintain a high yield. We come from a value past to maintain a high yield. But only if we can maintain our cash so we can grow to use that cash for acquisition or organic growth. I think that with that 11% increase we are perfectly into that range, and we believe we can maintain that sort of philosophy for the foreseeable future.

James Emerson: OK.

Operator: And we have another follow-up question from Alexander Paris.

Alexander Paris: Maybe I missed this, but this - the new ruggedized handheld computer that you've been talking about, what generally would your customers use that for on the factory floor? Did you mention this?

Philippe Lemaitre: Yes. It can be used for a lot of different applications. Let me give you a couple applications. One is typical HMI, when someone needs one computer to control multiple machines in an environment where it needs to be ruggedized and you want to have the supervisor keep it for a complete shift.

         The other type of application will be - and I'm going to give you a real example that we are talking to the customer right now. This is a Port Authority, and they have many, many cranes - unloading cranes on the dock that they want to control. They want to control all the cranes. They want to control the things that are being discharged from the boat or charged to the boat by the crane. And this is an ideal application because one of the other characteristics of this computer is that it's what we call in the industry a screen with a 400 nits, which means that you can read it in full sunshine. And, same thing, this is outside environment, hour shift, and so on and so. We are seeing some very interesting potential here.

Alexander Paris: Will you be manufacturing it yourself or is that being manufactured by someone else?

Philippe Lemaitre: We would be assembling it ourselves. We have partners. The electronics is manufactured in Taiwan and the rest of the assembly and the rest of the components of the computer are manufactured in China. And we are buying some components from all over the world actually.

Alexander Paris: But you're assembling it?

Philippe Lemaitre: We are assembling it.

Alexander Paris: Right. Just one other really quick question. At one time you had what was interesting product, I guess a tie in with Symphony for actually diagnosing the machines themselves to spot potential downturn
         - or downtime ahead of time. Is that product still ...

Philippe Lemaitre: Yes.

Alexander Paris: ... out there?

Philippe Lemaitre: That product is still valid. We have a couple of types of products. One is what we call a net meter, which is a portable product that diagnostics the network problems. And the other types of products are more card-based, software-based as part of a network. These products today are developed mostly by our Applicom unit in France.

Alexander Paris: OK. Thanks very much.

Operator: And another follow-up question from Richard Friary.

Richard Friary: I was just looking back historically at some of your results, and it looks as though the really good times in the mid-90s you were up in the mid teens and pre-tax margins and returns on equity approaching 20%. And I'm wondering if it's possible to get back there, if the business has changed, and how it's changed and why will it get back there and why won't it get back there.

Philippe Lemaitre: Absolutely, I think it will get back there. A couple reasons.
         One is that we are very sensitive to volume and we have extra capacity, so that's one of the reasons. The second reason is that we have actually - and that was part of the strategy - increased very significantly in the past year, year-and-a-half our product portfolio. Number three, our expansion in Asia is going very well and we see a very bright future there. So, overall, I think that these factors are going to bring us back to where we were.

Richard Friary: Thank you very much.

Operator: And there are no further questions at this time. I'll turn the conference back over to Mr. Lemaitre for closing remarks.

Philippe Lemaitre: Well, thank you very much. We are excited with the year shaping up in front of us. And we'll talk again in three months. Thank you.

Operator: And that does conclude today's conference. We thank you for your participation. You may now disconnect.

                                      END